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Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement filed on Form S-8 dated July 8, 1999 of Arden Realty, Inc. pertaining to the registration of 2,700,000 additional shares under the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership and to the incorporation by reference therein of our report dated February 2, 1999 (except for Note 9, as to which the date is March 9, 1999), with respect to the consolidated financial statements and schedule of Arden Realty, Inc. included in its Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

Los Angeles, California
July 8, 1999